Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 10, 2022, except for Note 3, 4 5, 6, 7 and 8 which are dated March 25, 2022, with respect to our audit of the financial statements of Aimfinity Investment Corp. I as of December 31, 2021 and for the period from July 26, 2021 (inception) through December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 25, 2022